EXHIBIT 10.5

Valvoline LLC
3499 Blazer Parkway
Lexington, KY 40509
Tel:859 357-3147
mmeixelsperger@valvoline.com

Mary Meixelsperger
Chief Financial Officer

September 6, 2016

David J. Scheve
13716 Lake Spring Drive
Louisville, KY 40299

Dear David:

This letter is to confirm the revised employment offer, from the original employment offer dated August 30, 2016, extended to you by Valvoline LLC. ("Valvoline") for the position of Controller for Valvoline, reporting to Mary Meixelsperger , Chief Financial Officer of Valvoline with a targeted start date on or before October 4, 2016. The details of the offer are outlined below. As you are aware, Ashland is in the process of separating its Valvoline commercial unit from its remaining businesses, such that Ashland and Valvoline will ultimately become two separate, independent and unrelated companies. The final separation of Ashland and Valvoline will not occur until Ashland effects a spin-off of all of its shares of Valvoline to Ashland's shareholders. It is currently expected that this will occur sometime in the late spring/early summer of 2017, however this date may be subject to change.

Your starting salary will be $250,000 annually. This position will entitle you to eligibility for incentive compensation (IC). Our IC plan year runs from October 1 through September 30. Your annual incentive opportunity at target performance under the applicable Ashland Inc. plan for FY2017 is 40% of annual base salary, which may be prorated for the 2017 plan year based on your employment start date. In addition, you will be eligible to participate in the long-term incentive program beginning in the fall of 2016, which will provide an additional incentive opportunity equal to 40% of the market reference point for your salary band. You will also be eligible to participate in other executive compensation programs to the same extent as other employees at your level who are part of the Valvoline organization. You will also be eligible to participate in other executive compensation programs to the same extent as other executive level employees at your level who are part of the Valvoline organization. These plans, as well as other executive compensation plans and programs in which you are eligible to participate, may be subject to termination or modification during the course of your employment, and nothing in this letter is intended to create a contract guaranteeing that you will be eligible for the same benefit opportunities in subsequent plan years. However, so long as you remain in your new role with Valvoline, your base salary will not be reduced, and you will be eligible to participate in those executive compensation plans and programs offered to executive employees within the Valvoline organization on the same terms and conditions as they are offered to all other employees supporting the Valvoline organization in your same group and level.

In addition to the above, you will also be eligible to receive a one-time grant of 1,500 Ashland Inc. Restricted Stock Units (RSU) with a vesting schedule of 25% after two years and 75% after three years from date of grant. Please be advised that upon the final separation of Ashland and Valvoline, it is anticipated that this grant will convert to RSU's of Valvoline.

Further, you will be afforded a one-time, signing bonus in the gross amount of $10,000, subject to applicable taxes and deductions. This will be paid to you shortly after commencement of your employment.

For the remainder of calendar year 2016 you will be eligible for 5 days of vacation plus 5 days of administrative leave. Starting in 2017, you will be eligible for 10 days of vacation plus 5 days' administrative leave (until such time you earn 3 weeks of vacation). In addition to the above, you may also be eligible to participate in the full range of salaried employee benefits including health insurance, group life insurance, dental insurance, disability insurance, various other voluntary insurance programs and, upon meeting the eligibility requirements, our savings plan. Your participation in particular employee benefits programs will be subject to the same limitations and conditions as those applicable to other employees eligible to participate.

A post-offer background check will be conducted in accordance with the disclosures made on the employment application, to which you must provide consent, and will include appropriate reference checks, verification of education (if applicable), DMV report (if applicable) and a criminal records check; along with the successful completion of a drug screen. Separately, we will advise you of the date, time and the location of the post-offer drug testing. This offer may be rescinded in the event the results of your drug screen or background check are unsatisfactory.

If you elect to accept this offer of employment, it should be understood that you will not have a contract of employment with either Ashland or Valvoline that guarantees your employment for any duration, and that nothing in this letter, the company's Human Resources policies or procedures, or any statements made to you about this job, will not in any way provide you with any such rights of continuing employment. Both you and Valvoline, will remain free to terminate your employment at any time, with or without notice, and with or without cause. By acceptance of this offer you are also confirming that you have disclosed to Valvoline any noncompetition agreement or other obligation you have with your prior employer or with another third party, and you have not and will not breach any such agreement.

David, I am very pleased to extend this offer of employment to you. I look forward to an excellent opportunity for both you and Valvoline as a result of your acceptance. If you choose to accept this offer, please confirm with your written acceptance below no later than September 6, 2016. If you have any questions, concerns or need additional information, please feel free to call me at (859) 357-3147.

Best regards,

Mary Meixelsperger

ACCEPTED:	/s/ David J. Scheve

DATE:	9/6/2016